Exhibit 10.2

October 30, 2017

2075568 Alberta ULC
c/o Don E. Wall
661 Estate Drive
Sherwood Park, Alberta  T8B 1M4

    Re:    Senior Unsecured Credit Facility

Mr. Wall:
In connection with the acquisition (the “HNZ Acquisition”) of 100% of the capital stock of HNZ Group Inc. (“HNZ” or the “Company”) by 2075568 Alberta ULC (the “Borrower”), PHI, Inc., a Louisiana corporation (“Lender”), is pleased to extend this commitment to the Borrower for a CAD $167,530,404 senior unsecured credit facility (the “Credit Facility”), on the terms set forth in this commitment letter and the term sheet attached hereto (collectively, the “Commitment”). Capitalized terms used and not otherwise defined herein have the meanings ascribed thereto in Annex I.

This Commitment is not intended to be inclusive of all the terms that Lender may determine are appropriate for the Credit Facility and is subject to satisfactory documentation.

You agree to indemnify and hold harmless Lender and its affiliates, officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel) that may be incurred by or awarded against any Indemnified Party, in each case arising out of (a) any matters contemplated by this Commitment and (b) the Credit Facility (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party), except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or a breach in bad faith of such Indemnified Party's obligations hereunder or under any loan documentation. You also agree that no Indemnified Party shall have any liability for any special, indirect, consequential or punitive damages.

This Commitment is confidential and, except for disclosure on a confidential basis to either your or Lender's accountants, attorneys and other professional advisors retained by you or Lender respectively in connection with the Credit Facility or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without your and Lender’s prior written consent, provided that the Borrower may provide a copy of this Commitment to HNZ and any other lender to the Borrower and/or its affiliates and their respective legal counsel.

You acknowledge that Lender and its affiliates are engaged in businesses with other parties whose interests may conflict with yours.

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In connection with the Credit Facility and all related services and transactions, (a) Lender is acting solely as a principal and is not the financial advisor, agent or fiduciary for Borrower or any of its affiliates; (b) Lender and its affiliates have not assumed and will not assume an advisory, agency or fiduciary responsibility in Borrower’s or its affiliates’ favor; (c) Lender and its affiliates may be engaged in a broad range of transactions that involve interests that differ from Borrower’s and its affiliates’ interests, and Lender has no obligation to disclose same by virtue of any advisory, agency or fiduciary relationship; and (d) Lender and its affiliates have not provided any legal, accounting, regulatory or tax advice with respect to any transactions contemplated hereby.

This Commitment may not be assigned by you without the prior written consent of Lender (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.

This Commitment may be executed in counterparts. Delivery of an executed counterpart of this Commitment by facsimile shall be effective as delivery of a manually executed copy. Borrower’s obligations hereunder will survive any termination of this Commitment.

This Commitment shall be governed by the laws of the State of Louisiana. Each of Borrower and Lender hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment and all related transactions.

Lender hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (“Act”), Lender is required to obtain, verify and record information that identifies Borrower, which information includes Borrower's legal name, address, tax ID number and other information that will allow Lender to identify Borrower in accordance with the Act.

If the terms of this Commitment are acceptable to you, please sign this letter below and return it to Lender by October 30, 2017. We appreciate the opportunity to extend this Commitment and look forward to working with you.

[Remainder of Page Intentionally Left Blank]

Sincerely,

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PHI, Inc.

By:     /s/ Al A. Gonsoulin______________
Name: Al. A Gonsoulin
Title: Chairman & Chief Executive Officer

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Accepted and Agreed to as of
October 30, 2017:

2075568 Alberta ULC

/s/ Don Wall

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SUMMARY OF PROPOSED TERMS
(Terms used herein and not otherwise defined have the meaning set forth in the Annex I)

BORROWER:	2075568 Alberta ULC (“Borrower”).

LENDER:	PHI, Inc. (“Lender”).

UNSECURED CREDIT

FACILITY:
A senior unsecured credit facility in the amount of CAD $167,530,404, consisting of two term loans, one in the amount of CAD $166,481,404 (the “First Loan”) and the second in the amount of CAD $1,049,000 (the “Second Loan” and collectively with the First Loan, the “Term Loans”).

PURPOSE:	The Term Loans will be used by the Borrower to fund a portion of the purchase price with respect to the HNZ Acquisition.

LOAN

AVAILABILITY:	The full amount of the Term Loans will be funded at closing of the HNZ Acquisition, subject to the Conditions Precedent set forth below.

MATURITY:	The First Loan will mature upon consummation of the International Business Acquisition.
The Second Loan will mature on December 31, 2019 (the “Maturity Date”).

INTEREST RATES:	The Term Loans will be noninterest bearing.

REPAYMENT:	The Term Loans shall be repaid as follows:

(a)    The First Loan shall be deemed repaid upon the consummation of the International Business Acquisition, including the conveyance of the shares of HNZ New Zealand Limited, HNZ Singapore Private Limited and HNZ Australia Holdings Pty Limited to Lender pursuant to the terms of the Arrangement Agreement.

(b)
The Second Loan shall be repaid on or prior to the Maturity Date, or at such other time as mutually agreed between Lender and the Borrower, on such terms as mutually agreed between Lender and the Borrower.

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TERMS AND

CONDITIONS:
The documentation of the Term Loans will contain representations and warranties, covenants, events of default, and other provisions acceptable to Lender, including representations and warranties and covenants on, among other things, (i) corporate existence and status; (ii) corporate power and authority, enforceability; (iii) no violation of law or organizational documents; (iv) ownership of certain assets; (v) liens and encumbrances; (vi) maintenance of insurance with respect to certain assets; (vii) dividends or asset dispositions involving certain assets (other than as contemplated by the HNZ Acquisition), which in all cases shall not be any more restrictive than the terms of any other indebtedness of the Borrower.

CONDITIONS

PRECEDENT:	The extension of the Term Loans by the Lender will be subject to fulfillment of the following conditions:

1.
The execution and delivery, in form and substance acceptable to Lender and its counsel, of a loan agreement, promissory note, consents, documents indicating compliance with all applicable Canadian, federal and state laws and regulations, evidences of corporate authority and such other agreements, documents or instruments to confirm and effectuate the Term Loans, as may be required by Lender and its counsel.

2.
All conditions to the completion of the HNZ Acquisition as set forth in the Arrangement Agreement having been satisfied or waived, other than: (i) the requirement of the Borrower and Lender to have deposited or caused to be deposited with the depositary under the HNZ Acquisition, the funds required to effect payment in full of the aggregate consideration to be paid in respect of the HNZ Acquisition; and (ii) the filing of certain documents with government authorities required to give effect to the HNZ Acquisition.

OTHER:
This term sheet describes the general basis upon which Lender is prepared to continue its efforts. This Commitment is intended as an outline only of certain of the material terms of the Term Loans and does not purport to summarize all of the terms and conditions that may be determined by Lender to be appropriate for the Term Loans.

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Annex I

The following describes the proposed acquisition of HNZ by the Borrower and the subsequent sale to Lender of the international offshore business of HNZ (the “International Business Acquisition”).
Mr. Don E. Wall (“DW”) will transfer all of the shares of the Company currently owned directly or indirectly by him to the Borrower, a new corporation wholly owned by him. The Borrower will acquire the remaining shares of the Company pursuant to a statutory arrangement under the Canada Business Corporations Act for the aggregate consideration as set forth in the arrangement agreement (“Arrangement Agreement”) dated as of October 30, 2017, among HNZ, DW, the Borrower and Lender. Immediately following, and as a critical part of, the HNZ Acquisition, the following transactions will be effected in the order set out below:

•	HNZ and Canadian Helicopters Limited will amalgamate to form an amalgamated corporation, which is hereinafter referred to as "Amalco 1";

•	Amalco 1 and the Borrower will amalgamate to form an amalgamated corporation, which is hereinafter referred to as "Amalco 2"; and

•
Amalco 2 will sell the shares of the following HNZ subsidiaries to Lender (or a designated subsidiary thereof) as part of one or more transactions and, in connection therewith, the First Loan will be fully repaid and satisfied: HNZ New Zealand Limited, HNZ Singapore Private Limited and HNZ Australia Holdings Pty Limited.

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